Exhibit (a)(29)



         NEWS                               CSX
                                            Corporation
                                            Corporate Communications
                                            P.O. Box 85629
                                            Richmond, Virginia 23285-5629
                                            http://www.csx.com


         CONTACT:       CSX                 Kekst and Company
                        Thomas E. Hoppin    Richard Wolff
                        (804) 782-1450      (212) 593-2655


         FOR IMMEDIATE RELEASE


                             CSX EXTENDS TENDER OFFER


                   RICHMOND, VA, FEBRUARY 14, 1997 -- CSX Corporation
         (CSX)(NYSE: CSX) today announced that its tender offer for 18,344,845 shares of Conrail Inc. (or approximately 20.1% of the outstanding shares) has been extended until 5:00 p.m., Eastern Standard Time, on Friday, March 14, 1997. The offer was scheduled to expire at 5:00 p.m., Eastern Standard Time, on February 14, 1997. CSX has been advised by the Depository that 504,381 shares have been tendered into the offer as of the close of business on February 13, 1997.

                   CSX Corporation, headquartered in Richmond, Va., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge, and con-tract logistics management services. CSX's home page can be reached at http://www.CSX.com.

                                      # # #